  Exhibit 99.1
ENGlobal Announces New Corporate Logo and Website

HOUSTON, TX, July 29, 2021 -- ENGlobal (Nasdaq:ENG), a leading provider of innovative, project delivery solutions for the energy industry, today announced it has updated its corporate image with a new logo and website. These updates more fully reflect the company’s strategic shift away from providing solely engineering consulting services to the traditional oil, gas and petrochemical market toward delivering complete, vertically integrated projects to a broader energy industry including renewables.

The updated site, www.ENGlobal.com, provides current details on each of the company’s vertically integrated services – Project Management, Engineering, Procurement, Fabrication, Integration, Automation and Field Services – as well as each industry ENGlobal serves: Automation, Government Services, Oil, Gas and Petrochemicals, and Renewables. As always, the site offers current news and investor information, including press releases, SEC filings and an updated company presentation featuring the latest on ENGlobal’s alternative renewable energy and solar initiatives, modular and fabrication technologies, and traditional oil, gas and petrochemical sector projects.

“The new ENGlobal can now provide an innovative, one-stop solution for a vast range of both traditional carbon-based energy and renewable and green energy projects,” said chief executive officer Mark Hess. “This ability gives customers a dependable, single source for their project delivery needs – and few companies of our size can offer the same.”

“Our new website now accurately reflects the depth and quality of our expanded capabilities, and we are confident it will be an efficient tool for marketing these capabilities to a host of current and future customers.”

About ENGlobal
ENGlobal (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, and integration of automated control systems as a complete packaged solution for our clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:
Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com